EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Richard Mahony

Gavin Anderson & Company (212) 515-1960

ONEIDA COMPLETES $170 MILLION FINANCING AND EMERGES FROM
CHAPTER 11

ONEIDA, NY – September 15, 2006 – Oneida Ltd. today announced that it completed its $170 million exit financing and emerged from Chapter 11 today as a privately held company. The company’s new shareholders are led by Quadrangle Group LLC., and also include JPMorgan, Litespeed Partners LLC., and D. E. Shaw Laminar Portfolios, LLC.

James E. Joseph, President of Oneida, said: “The completion of this financing marks the final step in Oneida’s recapitalization process. We now have both equity and debt capital in the right proportions to support our growth initiatives and profit improvement programs. We look forward to reinforcing and expanding our relationships with Oneida’s customers, suppliers and business partners. Their support over the past six months has been vital to the success of this process.”

As previously announced, Oneida’s prenegotiated plan of reorganization was confirmed by the U.S. Bankruptcy Court for the Southern District of New York on August 30.

Concurrent with its emergence from Chapter 11, Oneida entered into a $170 million senior secured long-term credit facility led by Credit Suisse, consisting of an $80 million asset-based revolving credit facility and a $90 million term loan. Oneida's common and preferred stockholders will not receive any distributions under the plan and their equity was cancelled as of September 15, 2006, the effective date of the Plan.

Oneida Ltd. and certain of its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on March 19, 2006.

About Oneida

Incorporated in 1880, Oneida Ltd. is one of the world's largest design, sourcing and distribution companies for stainless steel and silverplated flatware for both the consumer and foodservice industries. It is also the largest supplier of dinnerware to the foodservice industry in North America. Additional information about Oneida can be found at www.oneida.com.

Note on Forward-Looking Statements

This press release includes forward-looking information and statements. These statements are based on current expectations, estimates and projections. These expectations, estimates and projections are generally identifiable by statements containing words such as “expects,” “believes,” “estimates,” “targets,” “plans” or similar expressions. However, there are many risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking information and statements made in this press release. For further information regarding risks and uncertainties associated with Oneida's business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Oneida’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

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Contacts:

Andrew G. Church Senior Vice President & Chief Financial Officer Oneida Ltd 315-361-3718	Richard A. Mahony Gavin Anderson & Company 212-515-1960